Exhibit 10.1

FIRST AMENDMENT TO DEED OF LEASE

THIS FIRST AMENDMENT TO DEED OF LEASE (“First Amendment”) is dated as of October 1, 2009 (the “Effective Date”), by and between GRIZZLY VENTURES LLC, a Delaware limited liability company (“Landlord”), and RACKSPACE US, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into that certain Deed of Lease dated February 5, 2009, (the “Original Lease”), pursuant to which Landlord leased to Tenant, and Tenant leased from Landlord, (i) a computer room designated as Pod 8b; (ii) storage space designated as Storage Room No. 108A and (iii) office space designated as Office No. 3 and Office No. 4,  in the data center facility commonly known as “ACC4,” located at 44480 Hastings Drive, in the Ashburn Corporate Center, Ashburn, Virginia (the “Building”); and

WHEREAS, Landlord and Tenant now desire to amend the Original Lease in the manner set forth below, upon and subject to the terms, covenants and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Recitals; Defined Terms.  The foregoing recitals are hereby incorporated into this First Amendment by reference, as if fully set forth in this first paragraph. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Original Lease, as amended hereby.  As of the Effective Date, the term “Lease” shall mean the Original Lease, as amended by this First Amendment.

2. Tenant’s Additional Metering Apparatus.  Tenant has been permitted to install, at its sole cost, a redundant set of current transformers and related circuitry and facilities, including communications connectivity equipment (hereinafter collectively referred to as “Tenant’s Metering Apparatus”), on the incoming sources of the Critical Load Power for the Premises (the “D-Boards”).  Tenant’s installation of Tenant’s Metering Apparatus shall be subject to the terms and provisions of Article IX of the Original Lease.  Without limiting the foregoing, Landlord acknowledges that it approved Tenant’s installation of Tenant’s Metering Apparatus on the D-Boards and the plans and specifications therefor, pursuant to Section 9.2 of the Original Lease.  Tenant’s installation of Tenant’s Metering Apparatus is further subject to the following terms and conditions:

(a)           Tenant acknowledges and agrees that Tenant’s Metering Apparatus shall be used solely for the acquisition of data to assist Tenant in its power and space management efforts within the Premises.  Landlord’s metering equipment shall be utilized for all other purposes under the Lease, including, but not limited to, determining Tenant’s Critical Load Power and CRAC usage under Section 13.4 thereof and determining Critical Load Power quality and availability under Exhibit F of the Lease, including the occurrence of any Power Deficiencies, HVAC Deficiencies and/or Services Interruption Events.

(b)           Without limiting the generality of the terms and provisions in this Section 2 above, Landlord acknowledges that, prior to scheduling the installation of Tenant’s Metering Apparatus, Tenant submitted to Landlord, and Landlord approved, “Specification Documents,” including drawings and plans, specifications of all proposed materials and wiring schematics, for Tenant’s Metering Apparatus.

(c)           Landlord acknowledges that it: (i) inspected the work methods and materials during and after installation of Tenant’s Metering Apparatus; and (ii) deemed the work not to be substandard or inconsistent with the Specification Documents.  Landlord shall have a continuing right to inspect the Tenant’s Metering Apparatus and, to the extent Landlord reasonably determines that the installation thereof was substandard or inconsistent with the Specification Documents, any corrective action that Landlord may reasonably require in connection therewith shall be performed at Tenant’s sole expense.

(d)           Tenant shall be solely responsible for the installation, repair and maintenance of Tenant’s Metering Apparatus, provided, that, to the extent any repairs or maintenance of Tenant’s Metering Apparatus are required due to the negligence or willful acts or omissions of Landlord, its agents, contractors or employees, such repairs and/or maintenance shall be at Landlord’s cost and expense.  Prior to performing repairs or maintenance to Tenant’s Metering Apparatus that would require access to the current transformers, connections or wiring to the D-Boards, Tenant shall coordinate and schedule such repairs or maintenance with Landlord’s data center operations personnel.  Landlord, on behalf of itself and its data center operations personnel, agrees to reasonably cooperate with Tenant in connection with Tenant’s repair and maintenance of Tenant’s Metering Apparatus.

(e)           Tenant covenants and agrees that the installation and operation of Tenant’s Metering Apparatus shall not interfere with Landlord’s obligations under the Lease, including, but not limited to Landlord’s obligations set forth in Article XIII and Exhibit F thereof, and shall not interfere with Landlord’s operations within the Building.  For purposes of the foregoing sentence, the term “interfere” shall not be deemed to include any incidental interference that has no adverse impact on Landlord’s obligations under the Lease or operations within the Building.  In the event that Tenant’s (or its agents’, contractors’ or employees’) installation and/or operation of Tenant’s Metering Apparatus, or, except to the extent caused by the negligence or willful acts or omissions of Landlord, its agents, contractors or employees, the malfunctioning of Tenant’s Metering Apparatus, causes damage to Landlord’s electrical distribution systems serving the Premises (subject to the exception set forth herein above, the duration of any such event (ceasing upon successful repair of the damage or when successful repair of such damage would have occurred if Landlord had pursued said repair promptly and diligently), a “Tenant’s Metering Apparatus Damage Event”), as reasonably determined by Landlord, Tenant shall be responsible for all costs to repair such damage and shall pay such costs as Additional Rent within thirty (30) days after receipt of an invoice of the costs of such repairs from Landlord.  During (i) any Tenant’s Metering Apparatus Damage Event or (ii) any reasonable period that it is reasonably necessary for Landlord’s electrical distribution systems to be de-energized to allow for the repair of Tenant’s Metering Apparatus (a “De-energized Period”), (A) Landlord’s obligations under Article XIII and Exhibit F under the Lease with respect to the provision of Critical Load Power to the Premises shall be suspended, but only to the extent Landlord’s inability to satisfy said obligations is caused by such Tenant’s Metering Apparatus Damage Event and/or De-energized Period, and (B) notwithstanding any provision of the Lease to the contrary, no Power Deficiency caused by such Tenant’s Metering Apparatus Damage Event and/or De-energized Period shall constitute a Power Interruption Event for purposes of Exhibit F of the Lease.  Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to avoid Power Deficiencies and other interruptions to the Premises, and, except as expressly provided above, shall satisfy Landlord’s obligations under the Lease, including, without limitation, Landlord’s obligations set forth in the penultimate grammatical paragraph of Section 13.2 of the Lease, during a Tenant’s Metering Apparatus Damage Event or a De-energized Period.

(f)           In the event that during the Lease Term, in Landlord’s sole but reasonable determination, the location of Tenant’s Metering Apparatus (or any portion thereof) physically conflicts with Landlord’s operations within the Building, including, but not limited to construction of improvements or installation of equipment, upon the receipt of written notice from Landlord, Tenant shall relocate Tenant’s Metering Apparatus (or portion thereof, if applicable), at Tenant’s sole cost, to a location designated by Landlord.

(g)           In the event that during the Lease Term, there is a four percent (4%) or greater discrepancy between the Premises’ electrical current and/or Critical Load Power readings from Tenant’s Metering Apparatus and Landlord’s metering equipment, the parties agree to work cooperatively to conduct a recalibration exercise for Tenant’s Metering Apparatus and Landlord’s metering equipment and to determine the reason for, and to reasonably resolve, such discrepancy.  The costs associated with such recalibration shall be borne equally by the parties.

(h)           Upon the expiration or earlier termination of the Lease Term, Tenant shall remove Tenant’s Metering Apparatus and shall repair or replace any damage or injury to all or any portion of the Premises resulting from the installation and/or removal of Tenant’s Metering Apparatus.

(i)           In addition to Tenant’s general indemnification of Landlord under Section 14.2(a) of the Lease, Tenant hereby expressly agrees to indemnify and hold Landlord harmless against all losses, costs, damages, claims, liabilities, suits, and causes of action, including reasonable attorneys’ fees and costs of litigation, suffered by or claimed against Landlord, directly or indirectly, based on or arising out of the installation, operation, use, maintenance, repair or removal of Tenant’s Metering Apparatus, including, without limitation, any accident, injury, or damage whatsoever caused to any person, contractor, tenant or third party, or to the property or operations of Landlord or any person, contractor, tenant or third party, except to the extent caused by the negligence or willful acts or omissions of Landlord, its agents, contractors or employees.  In no event, however, shall Tenant, Guarantor or any of Tenant’s Representatives (nor any past, present or future board member, partner, trustee, director, member, officer, employee, agent, representative or advisor of any of them), under any circumstances under this Section 2(i) be liable for: (I) any exemplary or punitive damages or (II) any consequential or indirect damages (or for any interruption of or loss to business) to the extent that (A) Tenant is not covered therefor by insurance carried, or required to be carried, under this Lease, and (B) provided that Tenant is carrying such required insurance, Tenant does not receive proceeds therefor.

3. Modifications to Original Lease.

(a) The following sentence shall be added as the final sentence to the penultimate grammatical paragraph of Section 13.2 of the Original Lease:

“Without limiting the foregoing, Landlord represents, warrants and covenants that, throughout the Lease Term, Landlord shall schedule and perform routine maintenance of the UPSs and Engine Generators of the Building only in a manner which, subject to unplanned interruptions and breakdowns, will maintain, at a minimum, the UPSs in the Building in a N+1 configuration.”

(b) The final sentence of Section 14.1 of the Original Lease is hereby amended such that subsection (b)(ii)(B) thereof is hereby deleted in its entirety and the following is inserted in lieu thereof:

“(B) provided that Landlord is carrying such required insurance, Landlord does not receive proceeds therefor, all in connection with or relating to this Lease.”

(c) The final sentence of Section 14.2(a) of the Original Lease is hereby amended such that subsection (II)(B) thereof is hereby deleted in its entirety and the following is inserted in lieu thereof:

“(B) provided that Tenant is carrying such required insurance, Tenant does not receive proceeds therefor.”

(d) The following paragraph shall be added as Section E, entitled “Reporting,” to Exhibit F to the Original Lease:

“E.           REPORTING

Landlord agrees to provide Tenant, at Landlord’s sole cost and expense and without reimbursement from Tenant as part of Operating Expenses, not less than one (1) time each year during the Lease Term, a so-called SAS70 Type II report performed by a nationally recognized public accounting firm engaged by Landlord for such report.  Each annual SAS70 Type II report prepared by Landlord shall audit the time period from January 1 to September 30, or such other nine (9) month period as may be mutually agreed upon in writing by the parties during the Lease Term, (the “Initial Audit Period”), with an update letter subsequently delivered covering the three (3) month period not included within the Initial Audit Period, and each SAS70 Type II report and/or update letter shall be delivered to Tenant within sixty (60) days after the end of the applicable time period.  Furthermore, Landlord will cooperate with, and use commercially reasonable efforts to assist, Tenant with respect to Tenant’s compliance obligations and reporting, including, without limitation, (i) Tenant’s preparation of independent SAS70 Type II reports, (ii) Tenant’s PCI DSS compliance and (iii) Tenant’s ISO27001 compliance.  Such cooperation shall include, without limitation, allowing Tenant and Tenant’s auditors and consultants access to the Building or such other location reasonably agreed to by Landlord and Tenant, in order to review testing logs and information and maintenance logs, schedules and other information regarding the Building’s electrical and mechanical systems, as well as evidence of the Building’s physical controls and environmental controls.  Notwithstanding the foregoing, Tenant’s preparation of independent SAS70 Type II reports, Tenant’s PCI DSS compliance, Tenant’s ISO27001 compliance and any other of Tenant’s compliance obligations and reporting, shall be prepared and/or carried out at Tenant’s sole cost and expense. ”

4. Other Terms and Provisions.

(a)   Conflicts.  If any provision of this First Amendment conflicts with the Original Lease, the provisions of this First Amendment shall control.

(b)   Ratification.  Except as otherwise expressly modified by the terms of this First Amendment, the Original Lease shall remain unchanged and continue in full force and effect.  All terms, covenants and conditions of the Original Lease not expressly modified herein are hereby confirmed and ratified and remain in full force and effect, and, as further amended hereby, constitute valid and binding obligations of the parties hereto enforceable according to the terms thereof.

(c)   Binding Effect.  All of the covenants contained in this First Amendment, including, but not limited to, all covenants of the Original Lease as modified hereby, shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives and permitted successors and assigns.

(d)   Effectiveness.  The submission of this First Amendment shall not constitute an offer, and this First Amendment shall not be effective and binding unless and until fully executed and delivered by each of the parties hereto.

(e)   Counterparts.  This First Amendment may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute one and the same First Amendment.  Additionally, the parties hereto hereby covenant and agree that, for purposes of facilitating the execution of this First Amendment, (i) a facsimile signature shall be deemed to be an original signature and (ii) a telecopy delivery or electronic delivery (i.e., the transmission by any part of his, her or its signature on an original or any copy of this First Amendment via telecopy, fax machine or e-mail) shall be deemed to be the delivery by such party of his, her or its original signature hereon.

(f)   Entire Agreement.  The terms and provisions set forth in this First Amendment constitute the entire agreement and understanding between Landlord and Tenant with respect to the specific subject matter addressed herein, and are hereby deemed to supersede all prior agreements and understandings (including, without limitation, those expressed originally in the Lease, to the extent inconsistent with the terms and provisions of this First Amendment, and any prior oral or written communications between Landlord and Tenant, or their respective agents or representatives) concerning the specific subject matter hereof.  No subsequent modification or amendment of the terms and provisions of this First Amendment shall be effective unless in writing and signed by Landlord and Tenant.

(g)           Authority.  By its execution and delivery hereof, Landlord does hereby certify and confirm to Tenant that the undersigned party executing this First Amendment as Landlord is, in fact, presently the “Landlord” under the Lease, that the person(s) or party(ies) executing this First Amendment on behalf of Landlord has/have done so with all requisite due authority, with the effect that this First Amendment, as so executed, constitutes the valid and binding agreement of Landlord, enforceable against Landlord in accordance with the terms and provisions hereof, and that this First Amendment has been duly executed and delivered by Landlord without the necessity of the joinder of any third party.  By its execution and delivery hereof, Tenant does hereby certify and confirm to Landlord that the person(s) or party(ies) executing this First Amendment on behalf of Tenant has/have done so with all requisite due authority, with the effect that this First Amendment, as so executed, constitutes the valid and binding agreement of Tenant, enforceable against Tenant in accordance with the terms and provisions hereof, and that this First Amendment has been duly executed and delivered by Tenant without the necessity of the joinder or consent of any third party.

(h)           Construction.  Descriptive headings used herein are for convenience of reference only and shall not control or affect the meaning or construction of any provision set forth in this First Amendment.  Where required for proper interpretation, words used herein in the singular tense shall include the plural, and vice versa; the masculine gender shall include the neuter and the feminine, and vice versa.  As used in this First Amendment, the words “hereof,” “herein,” “hereunder” and words of similar import shall mean and refer to this entire First Amendment and not to any particular section or paragraph of this First Amendment, unless the context clearly indicates otherwise.  If any provision hereof is for any reason unenforceable or inapplicable, the other provisions hereof will remain in full force and effect in the same manner as if such unenforceable or inapplicable provision had never been contained herein.  This First Amendment shall be construed without presumption of any rule requiring construction to be made against the party causing same to be drafted.  This First Amendment shall be construed and interpreted pursuant to the laws of the Commonwealth of Virginia.

(Signatures on Next Page)

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment to Deed of Lease under seal on or as of the day and year first above written.

LANDLORD:
GRIZZLY VENTURES LLC,
a Delaware limited liability company

By:	Grizzly Equity LLC, a Delaware limited
liability company, its Manager Member

	By:	DuPont Fabros Technology, L.P., a
Maryland limited partnership, its
Managing Member

		By:	Dupont Fabros Technology,
Inc., a Maryland corporation,
its General Partner

			By:	/s/ Hossein Fateh
			Name:	Hossein Fateh
			Title:	President & CEO

TENANT:

RACKSPACE US, INC.,
a Delaware corporation

By:	/s/ Alan Schoenbaum
Name:	Alan Schoenbaum
Title:	Sr. Vice President, General Counsel